UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2004

VERSATA, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-29757	68-0255203
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

300 Lakeside Drive, Suite 1300, Oakland, California, 94612

(Address of principal executive office including zip code)

(510) 628-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

AND

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION

UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Loan Agreement with Venture Banking Group.

On December 20, 2004, Versata, Inc. (the “Company”) entered into a one year Loan and Security Agreement (the “Loan Agreement”) with Venture Banking Croup (“VBG”) for the purpose of establishing a revolving line of credit. The Loan Agreement provides for borrowings by the Company of up to $1.0 million in the aggregate at anytime outstanding. The Loan Agreement requires the Company to maintain its primary depository and operating accounts with VBG and to maintain a minimum unrestricted cash balance of $4.0 million with VBG. Interest on borrowings under the Agreement is payable monthly and accrues at one-half of one percentage point above the prime rate. Unpaid principal, together with accrued and unpaid interest is due on the maturity date. Borrowings under the facility are collateralized by substantially all of the Company’s assets excluding its intellectual property.

The Loan Agreement contains affirmative and negative covenants with which the Company must comply, including reporting requirements, maintenance of insurance and restrictions on incurring indebtedness, granting liens, and paying dividends on its capital stock. The events of default under the loan agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants, and insolvency events.

The Loan Agreement is filed as Exhibit 10.14 to this Current Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) The following exhibit is filed as part of this report:

EXHIBIT NUMBER	DESCRIPTION
10.14	Loan and Security Agreement Dated December 20, 2004 between Versata and Venture Banking Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSATA, INC.

Date: December 22, 2004	By:	/s/ WILLIAM FREDERICK
William Frederick
Chief Financial Officer